Exhibit 99.1

Montage Technology Reports Third Quarter 2013 Financial Results

Achieves Record Revenue of $30.1 Million, 63.7% Gross Margin

and 28.8% Operating Margin

SHANGHAI, China – November 7, 2013 – Montage Technology Group Limited (Nasdaq: MONT) (“Montage”), a global fabless provider of analog and mixed-signal semiconductor solutions addressing the home entertainment and cloud computing markets, today announced financial results for the third quarter ended September 30, 2013.

Third Quarter 2013 Highlights:

•	Attained record revenue of $30.1 million, an increase of 18.8 percent sequentially and 45.9 percent year-over-year;

•	Reported 63.7 percent gross margin and 28.8 percent operating margin;

•	Achieved GAAP net income per diluted share of $0.31, and non-GAAP net income of per diluted share of $0.38;

•	Increased set-top box product revenue by 46 percent and memory interface product revenue by 44 percent over the prior year period; and

•	Generated cash from operations of $11.2 million.

Third Quarter 2013 Results

Commenting on the quarter, Howard Yang, Montage Technology’s chairman and chief executive officer, stated, “We are pleased to report third quarter revenue increased 19% sequentially and 46% year-over-year, driven by strong growth in the set-top box market combined with improving revenue from our memory interface products. We continued to convert set-top box customers to our SoC chipset, which offers a complete solution of integrated hardware and software. The pace of set-top box adoption in emerging markets has been accelerating as disposable income and consumer demand for better entertainment are increasing. Additionally, digital transmission and HD television are only in the early stages of adoption, which we believe provides significant future growth opportunities for Montage.

“In the memory interface market, during the quarter we introduced the industry’s first production ready dual-mode DDR4 Registering Clock Driver that supports both RDIMM and LRDIMM modules for use in next generation server platforms. This product complements our existing DDR3 solutions and enhances our current product offerings. With this market in its early stages of growth and development, Montage is well established as a primary supplier to all of the largest OEMs.”

Stephen Tai, Montage Technology’s president added, “The successful completion of our initial public offering on October 1st represented a significant milestone for the Company. We believe that Montage is well positioned for growth in the coming quarters as we continue to gain market share with our existing products as well as our newly released products in both the set-top box and memory interface markets.”

Total revenue for the third quarter 2013 was $30.1 million, an increase of 18.8 percent compared to $25.3 million in the second quarter, and an increase of 45.9 percent compared to $20.6 million in the third quarter 2012. Total revenue consisted of $27.3 million from set-top box products, or 90.7 percent of revenue, and $2.8 million from memory interface products, representing 9.3 percent of revenue.

Gross profit for the third quarter 2013 was $19.1 million, or 63.7 percent of revenue, compared to $16.5 million, or 65.1 percent of revenue in the prior quarter, and $12.9 million, or 62.7 percent in the third quarter 2012. Operating expenses for the third quarter 2013 were $10.5 million, compared to $10.5 million in the prior quarter and $6.2 million in the third quarter 2012. Income from operations was $8.6 million, or 28.8 percent of revenue, compared to $6.0 million, or 23.8 percent of revenue in the prior quarter, and $6.7 million, or 32.5 percent of revenue in the third quarter 2012.

Third quarter 2013 GAAP net income was $8.0 million, or $0.31 per diluted share, compared to second quarter 2013 net income of $5.5 million, or $0.20 per diluted share, and third quarter 2012 net income of $6.4 million, or $0.24 per diluted share. The effective tax rate for the third quarter 2013 was 8 percent, compared to an effective tax rate of 10 percent in the preceding quarter.

Non-GAAP net income for the third quarter 2013 was $9.5 million, or $0.38 per diluted share, which excluded pre-tax stock-based compensation expenses of approximately $1.2 million and $0.3 million of amortization of acquired assets related to an assembled workforce in Taiwan. This compares to non-GAAP net income of $6.8 million, or $0.26 per diluted share, in the second quarter 2013 and $6.8 million, or $0.26 per diluted share, in the third quarter 2012.

Cash, cash equivalents and short-term investments totaled approximately $47.6 million as of September 30, 2013, compared to approximately $28.1 million as of December 31, 2012. Montage raised $49.5 million in net proceeds, after deducting underwriting discounts and commissions, in its initial public offering on September 26, 2013, receipt of which occurred after the close of the quarter.

Business Outlook

For the fourth quarter of 2013, the Company expects revenue to be in the range of $32 to $34 million and gross margin to be in the range of 59 percent to 61 percent.

Conference Call

Montage Technology will host a conference call on Thursday, November 7, 2013 at 8:00 a.m. Eastern Time (9:00 p.m. in Shanghai, China) to discuss its third quarter financial results. Investors and analysts may join the conference call by dialing 1-855-500-8701 and providing the confirmation code 87126286. International callers may join the teleconference by dialing 1-845-675-0438 and callers in China may join by dialing 4001200654, entering the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available for seven days. The replay number is 1-855-452-5696 with a pass code of 87126286. International callers should dial 1-646-254-3697 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors section of Montage’s website at http://www.montage-tech.com. To listen to the live call, please go to the Investors section of Montage’s website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Montage’s website for approximately 90 days.

About Montage Technology

Montage Technology is a global fabless provider of analog and mixed-signal semiconductor solutions currently addressing the home entertainment and cloud computing markets. In the home entertainment market, Montage’s technology platform enables the company to design highly integrated end-to-end solutions with customized software for set-top boxes. These solutions optimize signal processing performance under demanding operating conditions typically found in emerging marketing environments. In the cloud computing market, Montage offers high performance, low power memory interface solutions that enable memory intensive server applications. Its technology platform approach allows Montage to provide integrated solutions that meet the expanding needs of customers through continuous innovation, efficient design and rapid product development. For more information regarding Montage please visit the company’s website at www.montage-tech.com.

Forward Looking Statements

This press release contains forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: Montage’s anticipated operating results for the fourth quarter 2013; future growth opportunities in the digital transmission and HD television markets; Montage’s ability to be a primary supplier to the largest OEMs; Montage’s ability to maintain its growth in the coming quarters; Montage’s ability to continue to gain market share with its existing products as well as newly released products in both the set-top box and memory interface markets. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the caption “Risk Factors” in our final prospectus filed with the SEC on September 26, 2013, which is available on our Investor Relations website at www.montage-tech.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013. In addition, please note that the date of this press release is November 7, 2013, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events.

Company Contact:

Montage Technology

Mark Voll, CFO

P: 408-982-2780 or 86-21-6128-5678 x8616

E: ir@montage-tech.com

Investor Relations Contact:

Shelton Group

Leanne Sievers, EVP

P: 949-224-3874

E: lsievers@sheltongroup.com

Matt Kreps, Managing Director

P: 972-239-5119 ext. 125

E: mkreps@sheltongroup.com

MONTAGE TECHNOLOGY GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues	$30,056	$20,601	$75,448	$54,538
Cost of revenues	10,907	7,683	27,496	21,374

Gross profit	19,149	12,918	47,952	33,164

Operating expenses
Research and development	6,623	3,835	19,096	12,304
Sales, general and administrative	3,880	2,382	10,681	5,614

Total operating expenses	10,503	6,217	29,777	17,918

Income from operations	8,646	6,701	18,175	15,246
Interest income/Other income (expense), net	132	91	347	328

Income before income tax expenses	8,778	6,792	18,522	15,574
Provision for income tax	737	427	1,709	980

Net income	$8,041	$6,365	$16,813	$14,594

Net income per share
Basic	$0.34	$0.27	$0.68	$0.58

Diluted	$0.31	$0.24	$0.62	$0.53

Weighted—average shares used in computing net income per share:
Basic	4,658,034	4,321,144	4,618,302	4,303,135

Diluted	6,527,371	6,391,252	6,557,368	6,295,066

MONTAGE TECHNOLOGY GROUP, LTD.

RECONCILIATION OF GAAP NET INCOME/(LOSS)

TO NON-GAAP NET INCOME

(Dollar in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
GAAP net income	$8,041	$6,365	$16,813	$14,594
Share-based compensation expense:
Cost of revenues	34	5	62	15
Research and development	546	137	1,124	347
Sales, general and administrative	588	151	1,276	320

Total share-based compensation expense	1,168	293	2,462	682

Amortization of assembled workforce	317	106	950	106
Non-GAAP net income	$9,526	$6,764	$20,225	$15,382

GAAP basic net income per share	$0.34	$0.27	$0.68	$0.58
Effect of non-GAAP adjustments on basic net income per share	0.07	0.02	0.16	0.04

Non-GAAP basic net income per share	$0.41	$0.29	$0.84	$0.62

GAAP diluted net income per share	$0.31	$0.24	$0.62	$0.53
Effect of non-GAAP adjustments on diluted net income per share	0.07	0.02	0.15	0.04

Non-GAAP diluted net income per share	$0.38	$0.26	$0.77	$0.57

Weighted—average shares used in computing net income per share:
Basic	4,658,034	4,321,144	4,618,302	4,303,135

Diluted	6,527,371	6,391,252	6,557,368	6,295,066

In addition to disclosing financial results calculated in accordance with U. S. generally accepted accounting principles (GAAP), the operating results presented contain non-GAAP financial measures that exclude the income statement effects of share-based compensation expense and amortization of acquired intangible assets of assembled workforce in Taiwan.

Management believes it is useful to provide these non-GAAP financial measures and a reconciliation to comparable GAAP financial measures as we believe non-GAAP measures provide useful supplemental information for investors to evaluate our operating results in the same manner as the research analysts that follow Montage, all of whom present non-GAAP projections in their published reports. As such, non-GAAP measures provided by Montage facilitate a more direct comparison of its performance with the financial projections published by the analysts. The items reconciling GAAP financial measures to non-GAAP financial measures and additional comments and the usefulness of each item are set forth below:

(1)	Share-based compensation is excluded by management when evaluating operating activities and for strategic decision making, forecasting future results and evaluating current performance. Management believes that utilizing non-GAAP financial measures that exclude this non-cash item is useful in providing an alternate measure that excludes the variability caused by different methodologies and subjective assumptions used in the valuation of equity awards across different companies.

(2)	Amortization of acquired research and development workforce is excluded from internal analysis of Montage’s operations and management does not view this non-cash expense as reflective of the business’ current performance. Management believes that utilizing non-GAAP financial measures that exclude this non-cash item is useful in providing an alternate measure that excludes the variability caused by such item.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

MONTAGE TECHNOLOGY GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollar in thousands)

	September 30, 2013	December 31, 2012
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$41,181	$21,580
Short-term investments	6,443	6,472
Accounts receivable, net	10,413	7,903
Inventories	9,830	11,116
Prepaid expenses and other current assets	2,591	2,000
Deferred tax assets	343	338

Total current assets	70,801	49,409

Property and equipment, net	2,459	2,284
Acquired intangible assets, net	1,020	1,496
Deferred offering costs	3,240	283
Deferred tax assets	330	330

Total assets	$77,850	$53,802

Liabilities, convertible preferred shares and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$5,345	$3,719
Short-term loans	—	1,591
Accrued liabilities	11,941	9,108
Deferred margin, net	1,545	1,200
Income tax payable	1,422	261
Deferred tax liabilities	34	34

Total current liabilities	20,287	15,913

Long-term liabilities	4,288	4,295

Total liabilities	$24,575	$20,208

Redeemable convertible preferred shares	54,400	54,377

Shareholders’ equity (deficit):
Ordinary shares	58	55
Additional paid-in capital	3,515	1,010
Accumulated comprehensive income	2,148	1,811
Statutory reserves	740	740
Accumulated deficit	(7,586)	(24,399)

Total shareholders’ equity (deficit)	(1,125)	(20,783)

Total liabilities, convertible preferred shares and shareholders’ equity (deficit)	$77,850	$53,802